Exhibit 10.281

GUARANTY INDEMNIFICATION AGREEMENT

[Rose Missouri Nursing, LLC]

This GUARANTY INDEMNIFICATION AGREEMENT (this “Agreement”) is made as of the 31st day of December, 2012, by between AdCare Health Systems, Inc., an Ohio corporation (referred to herein as “Indemnitor”), and Christopher F. Brogdon and Connie B. Brogdon (collectively referred to herein as “Guarantors”). Idemnitor and Guarantors are sometimes hereinafter individually referred to as a “Party” and collectively as the “Parties.”

RECITALS:

A. Guarantor Christopher F. Brogdon is compensated for his services as a Consultant to Indemnitor pursuant to the Consulting Agreement between Indemnitor and him dated December 31, 2012 (referred to herein as “Consulting Agreement”).

B. The “Guaranty “attached herewith dated November 1, 2011, memorializes, in pertinent part, an agreement between Guarantors and Cassville Real Estate, Inc. (referred to herein as “Landlord”) in favor of lndemnitor regarding Rose Missouri Nursing LLC, LLC (referred to herein as “New Tenant”).

C. Guarantors previously gave the Guaranty in order to induce Landlord to make the underlying agreement at issue in the Guaranty (referred to herein as “the Lease”).

NOW, THEREFORE, in consideration of the foregoing, and other valuable consideration in the amount of ten (10) dollars paid by Guarantors to Idemnitor, the receipt and adequacy of which is hereby acknowledged, Indemnitor agrees as follows:

1. Indemnification and Reimbursement of Guarantors.

(a) Indemnitor, hereby indemnifies and agrees to hold Guarantors harmless from and against any and all costs, losses, damages, claims and expenses (including but not limited to reasonable attorneys’ fees and other third-party expenses) (collectively, “Losses”) incurred by Guarantors under the Guaranty, including without limitation any of the foregoing incurred in connection with enforcing this Agreement.

(b) In the event any sums are paid by the Guarantors under or on account of the Guaranty, the Guarantors shall be entitled to immediate reimbursement from the Indemnitor for such sum, and any amount so due the Guarantors, if not paid within five (5) days after demand therefor, shall bear interest at an annual rate equal to the prime rate as published from time to time by The Wall Street Journal (or if the Wall Street Journal ceases to publish a prime rate, then the 14-day moving average closing trading price of 90 day Treasury bills), plus 2% per annum, such interest accruing daily and compounding monthly.

(c) Notwithstanding the foregoing, going forward from the effective date of this Agreement, Guarantors shall not be entitled to indemnification or reimbursement under this Agreement for any Losses to the extent that such Losses are due to the gross negligence, fraud, intentional misrepresentation, willful misconduct, bad faith, misappropriation, or any criminal act of Guarantors.

2. In the event of a claim for indemnity or reimbursement hereunder, Guarantors shall provide reasonable notice to the Indemnitor of the existence of any such claim, demand or other matters to which the indemnification obligations hereunder would apply, and the Guarantors agree to give the Indemnitor a reasonable opportunity to participate in the defense of the same at the Indemnitor’s own cost and expense and with counsel of the Indemnitor’s own selection.

3. Separate and successive actions may be brought hereunder to enforce any of the provisions hereof at any time and from time to time. No action hereunder shall preclude any subsequent action. In no event shall any provisions of this Agreement be deemed to be a waiver of or to be in lieu of any right or claim, including, without limitation, any right of contribution or other right of recovery, that any party to this Agreement might otherwise have against any other party to this Agreement.

4. If any term of this Agreement or any application thereof shall be invalid, illegal or unenforceable, the remainder of this Agreement and any other application of such term shall not be affected thereby. No delay or omission in exercising any right hereunder shall operate as a waiver of such right or any other right.

5. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided to the parties hereto by law or by any other agreement to which the parties hereto are bound.

6. Except as expressly set forth in Section 1(c) above, the reimbursement and indemnification obligations of Indemnitor hereunder are absolute, irrevocable, and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations giving rise to the payment of the Losses or any agreement or instrument relating thereto, or any substitution, release or exchange of any other guarantee of or security for any obligation, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor; it being the intent of the parties hereto that such obligations shall be absolute and unconditional under any and all circumstances. With respect to its obligations hereunder, except with respect to the notices required by this Agreement, Indemnitor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any other party exhaust any right, power or remedy or proceed against any Person.

7. This Agreement shall be binding upon each of the parties and each party’s respective executors, heirs, successors and assigns (including without limitation any entity or entities that are their respective corporate, partnership or other successors and assigns) and shall inure to the benefit of Guarantors and their successors and assigns.

8. Notices given hereunder shall be given by postage paid, registered or certified mail, return receipt requested, or by recognized national overnight courier service, to the address of Indemnitor, or to such other address as Indemnitor may designate in a writing given in the manner provided in this paragraph.

10. The Parties hereby designate the courts sitting in Fulton County, Georgia, as the courts of proper and exclusive subject matter and personal jurisdiction and venue of and for any and all actions and proceedings relating to this Agreement; hereby irrevocably consent to such designation, jurisdiction and venue; hereby waive any objections or defenses relating to jurisdiction or venue with respect to any action or proceeding initiated in any of said courts; and agree that service of process or notice in any such action or proceeding shall be effective if delivered or mailed in accordance with the notice provisions of this Agreement.

11. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Georgia.

12. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes.

[Signatures On Following Pages]

IN WITNESS WHEREOF, Indemnitor and Guarantors have executed this Agreement as an instrument under seal as of the day and date first written above.

INDEMNITOR:

AdCare Health Systems, Inc.

By:	/s/ Body P. Gentry

	Name:	Body P. Gentry

	Title:	President & CEO

[Indemnitor Signature Page to Guaranty Indemnification Agreement – Rose Missouri Nursing, LLC]

[Signatures continue on following page]

GUARANTOR:

Christopher F. Brogdon

By:	/s/ Christopher F. Brogdon

Name:

Title:

GUARANTOR:

Connie B. Brogdon

By:	/s/ Connie B. Brogdon

Name:

Title:

[Guarantors Signature Page to Guaranty Indemnification Agreement – Rose Missouri Nursing, LLC]